UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Pollard, Julie A.
   c/o  VoiceStream Wireless Corporation
   12920 SE 38th Street
   Bellevue, WA  98006
2. Date of Event Requiring Statement (Month/Day/Year)
   3/12/2001
3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Issuer Name and Ticker or Trading Symbol
   VoiceStream WIreless Corporation
   VSTR
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Senior Vice President, Customer Operations and Systems
6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned                                                                           |
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
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
Common Stock                               |350                   |D               |                                               |
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Common Stock                               |8,348                 |I               |By husband                                     |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Beneficially Owned                                                                             |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship         |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
Stock Option - Right to |(1)      |1/14/2010|Common Stock           |20000    |$112.6875 |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(2)      |5/21/2009|Common Stock           |25,000   |$11.32    |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(3)      |1/1/2008 |Common Stock           |16,905   |$9.25     |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |Immed.(4)|12/31/200|Common Stock           |7,286    |$7.307    |D            |                           |
Buy                     |         |6        |                       |         |          |             |                           |
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Stock Option - Right to |1/1/2002 |1/1/2008 |Common Stock           |5,635    |$9.25     |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(5)      |5/21/2009|Common Stock           |12,500   |$11.32    |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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Stock Option - Right to |(6)      |1/17/2010|Common Stock           |15,000   |$112.6875 |D            |                           |
Buy                     |         |         |                       |         |          |             |                           |
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
Explanation of Responses:
1. The option grant vests in four equal annual increments beginning one year from the date of grant. Twenty-five percent is currently vested.
2. The option is 50% vested and 25% will vest on January 1, 2002 and January 1, 2003.
3. The option is two-thirds vested and the remaining third will vest on January 1, 2002
4. The option grant vests in four equal annual increments beginning one year from the date of grant. It is fully vested.
5. The option will vest in two equal increments on January 1, 2002 and January 1, 2003.
6. The option will vest in three equal increments on January 14, 2002, January 14, 2003 and January 14, 2004.
SIGNATURE OF REPORTING PERSON
Julie A. Pollard